Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-117045
PROSPECTUS
Offer to Exchange
$250,000,000 Aggregate Principal Amount of
6 3/4% Senior Subordinated Notes Due 2029
and the Guarantees thereof,
Which Have Been Registered Under the Securities Act of 1933, for
$250,000,000 Aggregate Principal Amount of Outstanding
6 3/4% Senior Subordinated Notes Due 2029
and the Guarantees thereof

        The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on October 21, 2004, unless extended.

      If all of the conditions to the exchange offer are satisfied, we will issue 6 3/4% Senior Subordinated Notes due 2029, which we refer to as the exchange notes, in exchange for all 6 3/4% Senior Subordinated Notes due 2029 issued on April 8, 2004, which we refer to as the outstanding notes, that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

      You may withdraw your tender of outstanding notes at any time before the expiration of this exchange offer.

      The exchange notes that we issue to you in exchange for your outstanding notes will be substantially identical to your outstanding notes except that, unlike your outstanding notes, the exchange notes will have no transfer restrictions or registration rights. The outstanding notes are and the exchange notes will be jointly and severally guaranteed on a senior subordinated unsecured basis by all of our existing and future domestic subsidiaries, other than certain immaterial or special purpose subsidiaries.

      The exchange notes that we issue to you in exchange for your outstanding notes are new securities with no established market for trading.

       You should consider certain risks before deciding whether to tender your outstanding notes. See “Risk Factors” beginning on page 13.

       Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

      Neither the SEC nor any state securities commission has approved or disapproved of the exchange notes or determined that this prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. We have filed a registration statement relating to the exchange notes and the guarantees with the SEC and we cannot issue the exchange notes until the registration statement is effective. This prospectus is not an offer to sell the exchange notes and it is not soliciting an offer to buy the exchange notes in any jurisdiction where the offer or sale is not permitted.

This prospectus is dated September 21, 2004.

      You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s internet website at http://www.sec.gov.

      We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC (other than filings furnished to the SEC pursuant to Item 9 and Item 12 of Form 8-K) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Annual Report on Form 10-K, filed on March 15, 2004, for our fiscal year ended December 31, 2003.

•	Our Annual Report on Form 10 K/ A, filed on March 25, 2004, for our fiscal year ended December 31, 2003.

•	Our preliminary proxy statement, filed on March 19, 2004, for our Annual Meeting of Stockholders held on May 12, 2004.

•	Our definitive proxy statement, filed on April 2, 2004, for our Annual Meeting of Stockholders held on May 12, 2004.

•	Our Current Reports on Form 8-K filed on April 9, 2004, June 23, 2004, July 1, 2004 and August 24, 2004.

•	Our Quarterly Reports on Form 10-Q, filed on May 10, 2004 and August 9, 2004, for our fiscal quarters ended March 31, 2004 and June 30, 2004, respectively.

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      You may request a copy of these filings, at no cost, by writing or calling Israel J. Floyd at the following address and telephone number:

Israel J. Floyd

Hercules Incorporated
Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001
(302) 594-5128

      To obtain timely delivery, you must request the information no later than October 14, 2004, which is five business days prior to the termination of the exchange offer.

INDUSTRY AND MARKET DATA

      We have obtained some industry and market share data from third party sources that we believe to be reliable. In many cases, however, we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own understanding of market conditions. We cannot assure you that any of these assumptions are accurate or that our assumptions correctly reflect our position in the industry.

FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements reflecting our current analysis and expectations, based on what we believe to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, including the risks, uncertainties and assumptions described in “Risk Factors,” which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, legislative changes, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that we will meet future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These forward-looking statements speak only as of the date hereof and we do not intend to update them, except as may be required by law.

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PROSPECTUS SUMMARY

      The following summary contains information about Hercules and the exchange offer. It does not contain all of the information that may be important to you in making a decision to tender your outstanding notes in the exchange offer. For a more complete understanding of Hercules and the exchange offer, we urge you to read this entire prospectus carefully, including the “Risk Factors’‘ section, and the information that is incorporated by reference, including our consolidated financial statements and the notes to those statements. As used in this prospectus, “Hercules,” “we,” “us” and “our” refer to Hercules Incorporated and its subsidiaries, except where the context otherwise requires or as otherwise indicated. Certain statements in this Prospectus Summary are forward-looking statements. See “Forward-Looking Statements.”

Hercules Incorporated

      Hercules is a leading manufacturer and marketer of specialty chemicals and related services for a broad range of business, consumer and industrial applications. Product sales occur in over 50 countries with significant revenue streams generated on four continents. We are focused on maximizing cash flow and delivering shareholder value by concentrating on managed growth in our core businesses as well as improvements in our operations. We operate on a global scale with significant operations in North America, Europe, Asia and Latin America. In 2003, we had net sales of $1.8 billion.

      Our principal products are chemicals used by the paper industry to increase paper and paperboard performance and enhance the manufacturing process, water-soluble polymers, polypropylene and polypropylene/polyethylene bicomponent fibers and specialty resins. These products impart such qualities as durability, water-resistance and improved aesthetics for everyday consumer goods ranging from paper and packaging to toothpaste and diapers. The primary markets we serve include pulp and paper, paints and adhesives; construction materials; food, pharmaceutical and personal care; and industrial specialties, including oilfield, textiles and general industrial.

      While our products are a relatively minor component of our customers’ total product cost, they frequently possess characteristics important to the functionality and aesthetics of the finished product or the efficient operation of the manufacturing process. Examples of our products in consumer end-uses include strength additives for tissue and toweling, sizing agents for milk and juice cartons, fibers that comprise the inner and outer linings of disposable diapers and feminine hygiene products, thickeners in products such as toothpaste, shampoos and water-based paints and water control additives for building products such as tile cements, grouts, stuccos, plasters and joint compounds. We also offer products and related services that improve and reduce the cost of the paper manufacturing processes, including water management programs that are designed to protect and maintain equipment and reduce operating costs.

      Although price is important to our competitive strategy, we primarily compete based on the performance and quality of our products, combined with high quality service. We strive to continually improve our products by investing in technology. We have committed substantial resources to our research and development efforts, including expenditures which totaled approximately $39 million in 2003. Such efforts enable us to consistently bring products to market which improve functional properties or which offer similar properties at a lower cost. Functional properties have become increasingly important, as customers have come to rely more on us to provide new solutions to improve their product offerings and processes. Additionally, we strive to make our products more cost-competitive by effectively managing our production costs and advancing our application development with customers.

      Over the long term, we are focused on increasing our competitive advantage through continuous productivity improvement, value-added innovation, leveraging strengths in key markets and improving growth and profitability through product and service extensions and bolt-on acquisitions.

      We operate through two reportable segments and four divisions. The Performance Products segment is comprised of our Pulp and Paper and Aqualon divisions. The Engineered Materials and Additives segment is comprised of our FiberVisions and Pinova divisions.

Performance Products Segment

      Products and services offered by our Pulp and Paper division are designed to enhance customers’ profitability by improving production yields and overall product quality, and to better enable customers to meet their environmental objectives and regulatory requirements.

      We believe Pulp and Paper is one of the largest suppliers of functional, process and water management chemicals for the pulp and paper industry. The division offers a wide and highly-sophisticated range of technology and applications expertise with in-mill capabilities, which run from influent treatment, through the paper machine, to paper finishing. We are a broad-based global supplier able to offer a complete portfolio of products to our customers in the pulp and paper industry.

      Products and services offered by our Aqualon division are designed to manage the properties of aqueous (water-based) systems. Most of the products are derived from renewable natural raw materials and are sold as key ingredients to other manufacturers where they are used as small-quantity additives to provide functionality, such as thickening, water retention, film formation, suspending and emulsifying action and binding power. Major end uses for Aqualon products include personal care products, food additives, pharmaceutical products, construction materials, paints, coatings and oil recovery, where polymers are used to modify viscosity, gel strength and/or fluid loss.

      At December 31, 2003, the principal products and primary markets of this segment were:

Division	Principal Products	Primary Markets

Pulp and Paper	Functional performance chemicals:
Sizing (improving printability), strength, tissue creping and coatings additives.

Process treatment chemicals:
Deposit, contaminant, microbiological and foam control, clarification, retention, drainage, felt conditioning, deinking, fiber recovery and water closure.

Water treatment chemicals:
	Utility systems, cooling water and water clarification.	Large, multinational manufacturers of tissues, paper towels, packaging, beverage containers, newsprint, papers for magazines and books, printing and writing paper and other stationery items such as labels and envelopes.

Aqualon	Water-soluble polymers: Hydroxyethylcellulose (HEC), Carboxymethylcellulose (CMC), Methylcellulose (MC) and derivatives, Hydroxypropylcellulose (HPC) and Guar and its derivatives.	Manufacturers of interior and exterior architectural paints, oilfield service companies for oil and gas drilling and recovery, paper mills, construction material manufacturers and makers of oral hygiene products, personal care products and pharmaceuticals.

	Solvent-soluble polymers: Pentaerythritol (PE) and Ethylcellulose (EC).	Producers of coating resins, printing inks and aviation fluids.

Engineered Materials and Additives Segment

      FiberVisions is one of the largest manufacturers of polyolefin staple fibers used in disposable products like diapers and wipes. FiberVisions produces monocomponent polypropylene fibers and bicomponent fibers comprised of a polypropylene core and a polyethylene sheath. FiberVisions also produces olefin fiber and yarn for the industrial and textile markets used in concrete and asphalt, wipes, upholstery and automotive fabrics, geotextiles and filtration.

      Pinova consists of our rosin and terpenes specialty business. Pinova manufactures wood and gum rosin resins and terpene specialties and is the only producer of pale wood rosin derivatives. Product applications and markets include adhesives, rubber and plastic modifiers, food and beverages, flavor and fragrances and construction specialties.

      As of December 31, 2003, the principal products and primary markets of this segment were:

Division	Principal Products	Primary Markets

FiberVisions	Staple fibers: for hygiene products, wipes, geotextiles and filtration. Filament yarns: for upholstery and automative fabrics.	Makers of nonwoven and woven fabrics for applications including baby care, feminine care, adult incontinence, wipes, geotextile, construction and upholstery.

Pinova	Rosin resins: for adhesives, flavors and fragrances. Terpene specialties: for flavors, fragrances, disinfectants and plastics.	Makers of consumer and industrial products such as masking, packaging, arts and duct tape, construction materials, beverages, chewing gum, plastics, adhesives, fragrances and flavors.

The Exchange Offer

      We are offering $250,000,000 aggregate principal amount of our exchange notes in exchange for a like aggregate principal amount of our outstanding notes. In order to exchange your outstanding notes, you must properly tender them and we must accept your tender. We will accept all outstanding notes that are validly tendered and not validly withdrawn. The following is a summary of the exchange offer.

The Exchange Offer	We will issue exchange notes in exchange for a like aggregate principal amount of outstanding notes.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on October 21, 2004, unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

• there is no litigation or threatened litigation which would impair our ability to proceed with this exchange offer;

• there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

• there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes;

• there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939; and

• we obtain all the governmental approvals we deem necessary to complete this exchange offer.

See “Description of Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal and transmit it, together with your outstanding notes to be exchanged and all other documents required by the letter of transmittal, to Wells Fargo Bank, N.A., as exchange agent, at its address indicated in this prospectus. See “Description of Exchange Offer — Exchange Agent.” In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus. If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your outstanding notes in this exchange offer. See “Description of Exchange Offer — Procedures for Tendering Outstanding Notes.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and you cannot get the required documents to the exchange agent on time, you may tender your outstanding notes by using the guaranteed delivery procedures described in this prospectus. See “Description of Exchange Offer — Procedures for Tendering Outstanding Notes — Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written notice of withdrawal to the exchange agent at the address or facsimile number indicated in this prospectus before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	If all of the conditions to the completion of this exchange offer are satisfied, we will accept any and all outstanding notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding notes that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes to you as promptly as practicable after the expiration date and acceptance of your outstanding notes for exchange. See “Description of Exchange Offer — Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes.”

United States Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your outstanding notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. See “United States Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. See “Description of Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under a registration rights agreement entered into in connection with the offering of the outstanding notes. See “Use of Proceeds.”

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

• you will not necessarily be able to require us to register your outstanding notes under the Securities Act;

• you will not be able to resell, offer to resell or otherwise transfer your outstanding notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

• the trading market for your outstanding notes will become more limited to the extent other holders of outstanding notes participate in the exchange offer.

See “Risk Factors — Risks Related to the Exchange Offer — Failure to exchange outstanding notes may have negative consequences.”

Resales	It may be possible for you to resell the exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to some conditions. See “Risk Factors — Risks Related to the Exchange Offer — Some broker-dealers who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

The Exchange Notes

      The terms of the exchange notes and the outstanding notes are identical in all material respects, except that:

•	the exchange notes will have been registered under the Securities Act;

•	the exchange notes will not contain transfer restrictions or registration rights that relate to the outstanding notes; and

•	the exchange notes will not contain provisions relating to the payment of special interest to the holders of the outstanding notes under the circumstances related to the registration of the outstanding notes and the timing of the exchange offer.

      The following is a brief description of the material terms of the exchange notes.

Issuer	Hercules Incorporated.

Securities Offered	Up to $250,000,000 aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2029, which have been registered under the Securities Act.

Maturity	October 15, 2029.

Interest	We will pay interest on the exchange notes at the rate of 6 3/4% per year payable in cash on April 15 and October 15 of each year, beginning on October 15, 2004.

Guarantees	All payments on the exchange notes, including principal and interest, will be jointly and severally guaranteed on a senior subordinated unsecured basis by all of our existing and future domestic subsidiaries, other than certain immaterial or special purpose subsidiaries (the “guarantors”).

Ranking	As long as our 11 1/8% Senior Notes due 2007 (the “Senior Notes”) remain outstanding, the exchange notes, the outstanding notes and the guarantees will be senior subordinated unsecured obligations of us and the guarantors and will rank:

• junior to all of our and the guarantors’ existing and future senior indebtedness, including any borrowings under our new senior credit facilities;

• pari passu with any of our and the guarantor’s future senior subordinated unsecured indebtedness, including trade payables;

• senior to any of our and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the exchange notes; and

• effectively junior to our and the guarantors’ secured debt, to the extent of the value of the assets securing such debt, and all of the liabilities of our subsidiaries that have not guaranteed the exchange notes.

As of June 30, 2004, the exchange notes, the outstanding notes and the guarantees ranked:

• junior to approximately $709 million of senior indebtedness;

• effectively junior to $100 million of other secured indebtedness, consisting of our 6.60% debentures due 2027; and

• effectively junior to other liabilities, including trade payables but excluding intercompany obligations, of our non-guarantor subsidiaries.

In addition, approximately $73 million would have been available for additional borrowing under our new senior credit facilities, after taking into account $77 million of outstanding letters of credit, all of which would have been senior indebtedness.

Once our Senior Notes cease to be outstanding, the exchange notes and the guarantees will be senior unsecured obligations of us and the guarantors.

Optional Redemption	We may redeem up to 35% of the aggregate principal amount of the exchange notes and the outstanding notes prior to April 15, 2007 with net proceeds from certain equity offerings. In addition, we may redeem some or all of the exchange notes at any time at the redemption prices set forth under “Description of Exchange Notes — Optional Redemption.”

Redemption at the Option of the Holders	Holders may require us to purchase all or a portion of their exchange notes at any time on or after April 15, 2014 at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See “Description of Exchange Notes — Repurchase at the Option of Holders — General.” Upon certain change of control events, we will be required to make an offer to purchase each holder’s exchange notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

See “Description of Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the exchange notes will contain covenants that will, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• create liens;

• pay dividends or make other equity contributions;

• make investments;

• sell assets or consolidate or merge with or into other companies; and

• engage in transactions with affiliates.

The limitations will be subject to a number of important qualifications and exceptions. See “Description of Exchange Notes — Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement that we entered into in connection with the offering of the outstanding notes. We used the net proceeds from the sale of the outstanding notes to redeem a portion of our outstanding 9.42% junior subordinated deferrable interest debentures due 2029 after the debentures were distributed to the holders of our outstanding 9.42% trust preferred securities. See “Use of Proceeds.”

SELECTED FINANCIAL DATA

      The following table sets forth selected financial data for Hercules and its consolidated subsidiaries. The year-end financial data has been derived from our audited financial statements. The interim financial data has been derived from our unaudited financial statements. The selected financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated by reference into this prospectus.

	Six Months Ended
	June 30,				Year Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

	(Dollars in millions)
Results of Operations:
Net sales	$985		$925		$1,846		$1,705		$1,776		$2,303		$2,463
Operating costs and expenses:
Cost of sales	630		582		1,167		1,040		1,133		1,451		1,505
Selling, general and administrative expenses	196		181		360		348		398		444		447
Research and development	22		20		39		42		53		64		67
Goodwill and intangible asset amortization(1)	4		4		8		9		24		24		17
Other operating expense (income), net(2)	22		1		17		46		(16)		(46)		47

Profit from operations	$111		$137		$255		$220		$184		$366		$380
Interest and debt expense(3)	60		67		131		99		204		164		185
Preferred security distributions of subsidiary trusts(3)	—		—		—		58		58		96		51
Other expense, net(4)	18		10		29		115		8		18		1

Income (loss) before income taxes and equity income (loss)	$33		$60		$95		$(52)		$(86)		$88		$143
Provision (benefit) for income taxes	3		14		21		(3)		14		26		26

Income (loss) before equity income (loss)	$30		$46		$74		$(49)		$(100)		$62		$117
Equity income (loss) of affiliated companies, net of tax	—		—		—		2		(9)		(2)		1

Net income (loss) from continuing operations before discontinued operations and cumulative effect of changes in accounting principle	$30		$46		$74		$(47)		$(109)		$60		$118

Ratio of earnings to fixed charges	1.5	x	1.8	x	1.7	x	0.7	x	0.7	x	1.3	x	1.5	x

	Six Months Ended
	June 30,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Dollars in millions)
Actual Balance Sheet Data:
Cash and cash equivalents	$93	$171	$125	$334	$76	$54	$63
Working capital (deficit) (excluding cash and cash equivalents)	295	202	238	135	(151)	46	(284)
Total assets	2,724	2,607	2,759	2,807	5,002	5,522	5,886
Total debt and company-obligated preferred securities of subsidiary trusts	1,362	753	1,348	1,507	2,834	3,225	3,447
Stockholders’ equity	81	(15)	59	(123)	711	810	853

      (1) Effective January 1, 2002, we adopted SFAS 142. Under SFAS 142, goodwill and intangible assets with indefinite useful lives are no longer amortized but instead are reviewed for impairment at least annually and written down only in periods in which it is determined that the fair value is less than the recorded value.

      (2) For the six months ended June 30, 2004, other operating expense, net includes $7 million for impairment charges associated with two production facilities, $6 million for shutdown costs of the former nitrocellulose facility, $6 million in severance charges, $1 million for special executive pension adjustments, $1 million of costs related to a terminated acquisition and $1 million for other miscellaneous expenses.

      For the six months ended June 30, 2003, other operating expense, net includes $1 million of expense associated with the comprehensive cost reduction and Work Process Redesign program announced in September 2001.

      Other operating expense (income), net in 2003 includes $5 million of net charges for severance and other exit costs, $4 million of proxy contest costs and $7 million of executive benefit costs. The executive benefit costs include approximately $5 million of special pension benefits granted to Dr. William H. Joyce prior to his retirement as our Chief Executive Officer and approximately $2 million for the vesting of Dr. Joyce’s previously granted restricted stock units. We also recognized net expense of $1 million in 2003 as a result of resolving issues related to prior year transactions.

      The amount in 2002 includes $11 million of net environmental expense and additional restructuring charges of $25 million associated with our comprehensive cost reduction and work process redesign program announced in September 2001. Partially offsetting these restructuring charges was $2 million of reversals pertaining to prior year plans. Additionally, we recognized $7 million in asset impairment charges in our Performance Products segment. As a result of resolving issues relating to prior year business divestitures, an additional loss of $2 million was recognized. Miscellaneous expenses of $3 million were also incurred during the year.

      The amount in 2001 includes $74 million in net gains from the sale of our hydrocarbon resins business, select portions of our rosin resins business, our peroxy chemicals business and our 50% interest in Hercules-Sanyo, Inc. In addition, a pension curtailment gain of $5 million was recognized relating to the divestiture of our hydrocarbon resins business and select portions of our rosins resins business. As a result of resolving issues relating to a prior year business divestiture, an additional gain of $5 million was recognized. We also incurred $51 million in restructuring charges associated with our comprehensive cost reduction and work process redesign program. Partially offsetting these restructuring charges was $5 million of reversals pertaining to prior year plans. In addition, we recognized $10 million in net environmental expense, $5 million of executive severance charges, $5 million in pre-payment penalties relating to our ESOP credit facility, $3 million in fees related to our 2001 proxy contest and other matters and $1 million of income for other miscellaneous items.

      The amount in 2000 includes a gain of $168 million from the sale of the Food Gums division to CP Kelco, a joint venture with Lehman Brothers Merchant Banking Partners II, L.P. Partially offsetting the gain were $66 million in asset impairment charges and write-offs, primarily in the FiberVisions business, restructuring charges of $18 million (including $4 million related to the nitrocellulose divestiture) for severance and termination benefits for employees in the Process Chemicals & Services segment and corporate realignment due to the divestitures of non-core business, environmental charges of $8 million, a loss of $25 million on the sale of the nitrocellulose business, $16 million in severance benefits and compensation expense not associated with restructuring plans, $5 million in integration expenses associated with the BetzDearborn acquisition and $3 million of other costs. Restructuring charges of $4 million related to prior year restructuring plans were reversed in 2000, and an $11 million insurance recovery for environmental claims was recorded.

      The amount in 1999 includes integration charges of $36 million for employee incentive and retention, consulting, legal and other costs associated with the BetzDearborn acquisition, $36 million related to a legal settlement and writedowns and disposal costs, including impairment losses of $10 million in the Chemical Specialties segment. Restructuring costs of $3 million were incurred to terminate approximately 20 employees primarily manufacturing personnel. Costs of $4 million related to prior year restructuring plans were reversed in 1999. Net environmental insurance recoveries of $6 million, a $16 million gain on the sale of the Agar business and $2 million of other miscellaneous income items were also recorded as other operating income in 1999.

      (3) In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 requires certain financial instruments with both debt and equity characteristics to be classified as debt. The statement requires initial and subsequent valuation of this debt at a present or fair market value and was effective July 1, 2003. Pursuant to our adoption of SFAS 150, distributions on the preferred securities of our subsidiary trusts have been recognized as interest and debt expense beginning in 2003.

      (4) For the six months ended June 30, 2004, Other expense, net includes a $6 million legal settlement, $7 million in asbestos-related litigation costs, losses of $15 million on the repurchase of debt, $14 million for write off of related unamortized debt issuance costs and $2 million of other miscellaneous expenses. These charges were partially offset by a $26 million gain on the sale of the minority interest in CP Kelco ApS.

      For the six months ended June 30, 2003, Other expense, net, includes a $3 million legal settlement, $2 million in net charges for asbestos-related litigation costs and $5 million of other miscellaneous expenses.

      Other expense, net in 2003 includes $24 million of litigation settlements and accruals, a net gain on the repurchase of securities of $2 million, $6 million related to asbestos-related accruals, a $2 million asset impairment, a $1 million foreign exchange loss and $2 million of other income.

      The 2002 amount includes $6 million of litigation settlements and accruals, a $3 million gain on the sale of our corporate jet, hangar and artwork, a charge of $44 million for debt prepayment penalties and the write-off of debt issuance costs associated with the repayment of debt with the proceeds from the sale of our BetzDearborn Water Treatment Business, $65 million related to asbestos-related accruals, a $2 million foreign exchange gain and $5 million of other expense.

      The 2001 amount includes $13 million of litigation settlements and accruals, a $3 million gain on the sale of our country club, $3 million related to asbestos-related accruals, a $6 million foreign exchange gain and $1 million of other expense.

      The 2000 amount includes $10 million for legal settlements and accruals primarily associated with former operations, a $1 million loss on the sale of non-operating real estate and other investments, $9 million in other miscellaneous expenses and $3 million in bank charges partially offset by $5 million in interest income.

      The 1999 amount includes a $10 million gain on the sale of non-operating real estate and other investments, $7 million in interest income offset by $7 million for legal settlements and accruals primarily related to former operations, $8 million in other miscellaneous expenses, $2 million in bank charges and $2 million for minority interests.

RISK FACTORS

      You should carefully consider the risk factors set forth below as well as the other information contained in, or incorporated by reference into, this prospectus before tendering outstanding notes in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Relating to our Business

We are subject to litigation.

      We are a defendant in numerous lawsuits that arise out of, and are incidental to, the current and past conduct of our business. These suits concern issues such as product liability, asbestos, environmental matters, contract disputes, labor-related matters, intellectual property, property damage and personal injury matters. While it is not feasible to predict the outcome of all pending suits and claims, the ultimate resolution of these matters could have a material effect upon our financial position, and the resolution of any matters during a specific period could have a material effect on the quarterly or annual operating results for that period. See Note 14 to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated by reference into this prospectus and our Current Reports on Form 8-K incorporated by reference into this prospectus.

We have potential environmental liabilities.

      In the ordinary course of our business, we are subject to numerous foreign, federal, state and local environmental laws and regulations covering compliance matters or imposing liability for the costs of, and damages resulting from, cleaning up sites, past spills, disposals and other releases of hazardous substances. Changes in these laws and regulations, or the interpretation thereof, may have a material adverse effect on our financial position and results of operations. Any failure by us to adequately comply with such laws and regulations could subject us to significant future liabilities, including fines and penalties. We have been identified as a potentially responsible party by U.S. federal and state authorities, or by private parties seeking contribution, for the cost of environmental investigation and/or cleanup at numerous sites. The range of the reasonably possible share of costs for the investigation and cleanup of current and former operating sites and other locations where we may have a known liability was between $102 million and $211 million at June 30, 2004. The actual costs will depend upon numerous factors, including the number of parties found responsible at each environmental site and their ability to pay; the actual methods of remediation required or agreed to; outcomes of negotiations with regulatory authorities; outcomes of litigation; changes in environmental laws and regulations; technological developments; the discovery of new information not known at the time of the estimate; and the years of remedial activity required, which could range from zero to 30 years. The ultimate resolution of these matters could have a material adverse effect on our financial position and results of operations. See Note 14 to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated by reference into this prospectus.

We have unfunded liabilities with respect to certain of our pension plans.

      The assets and liabilities associated with our defined benefit plans are subject to interest rate and market risk. As of December 31, 2003, the accumulated benefit obligation related to our defined benefit pension plans exceeded the fair value of the pension plan assets. See Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2003 and incorporated by reference into this prospectus.

We are subject to competition for customers.

      The global specialty chemicals industry is highly competitive. Some of our competitors have greater financial, technical, marketing and other resources and less debt, which could provide them with a competitive advantage over us. Also, our competitors have in the past caused, and could in the future cause, a reduction in the prices for some of our products as a result of intensified price competition. Additionally, although we do not compete primarily on the basis of price, our customers are price sensitive. Accordingly, in periods where we are not able to pass on increased production costs, including costs associated with the increasing prices of our raw materials, our gross margins may deteriorate.

We may not have ready access at all times to raw materials.

      While we may occasionally experience temporary shortages in raw materials and fuels, these items are currently readily available. However, their continuing availability and price are subject to domestic and world market and political conditions as well as to the direct or indirect effect of governmental regulations. The impact of any future raw material and energy shortages on our business as a whole or in specific world markets cannot be accurately predicted and could have a material adverse effect on our business and results of operations.

We are subject to technological change and innovation.

      Many of our products could be affected by rapid technological change and new product introductions and enhancements. We believe we must continue to enhance our existing products, develop and manufacture new products with improved capabilities and make improvements in our productivity in order to maintain our competitive position. Our inability to anticipate, respond to or utilize changing technologies could have a material adverse effect on our business and results of operations.

Many of our customers are in cyclical industries.

      Many of our customers are in industries and businesses that are cyclical in nature and sensitive to changes in general economic conditions. The demand for our products depends, in part, upon the general economic conditions of the markets of our customers. Downward economic cycles in our customers’ industries may reduce sales of our products.

Our international operations are affected by global and regional conditions.

      Our international operations are subject to risks, such as currency exchange controls, labor unrest, regional economic uncertainty, political instability, restrictions on the transfer of funds into or out of a country, export duties and quotas, domestic and foreign customs and tariffs and current and changing regulatory environments. These events could have an adverse effect on our international operations in the future by reducing the demand for our products, increasing our costs or otherwise having an adverse affect on our results of operations. In recent years, many economies, including some in Asia, have been highly volatile and, at times, recessionary, resulting in significant fluctuations in local currencies and other instabilities. These instabilities may continue or worsen, which could have an adverse impact on our results of operations.

Our production facilities are subject to operating hazards.

      We are dependent on the continued operation of our production facilities. Such production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, remediation complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage and could have a material adverse effect on our results of operations.

Foreign currency exchange rate fluctuations impact our financial performance.

      Our products are sold throughout the world and, as a result, currency fluctuations impact our financial performance. Our revenues in foreign countries are largely generated in foreign currencies, while costs incurred to generate those revenues are only partly incurred in the same currencies. We sometimes enter into hedging transactions to reduce this currency exchange risk, but such transactions cannot eliminate all of the risks associated with currency fluctuations. Because our financial statements are denominated in U.S. dollars, changes in currency exchange rates between the U.S. dollar and other currencies could have a material adverse effect on our results of operations.

Risks Relating to the Exchange Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

      We have a significant amount of indebtedness outstanding. On June 30, 2004, we had total consolidated indebtedness of $1,362 million (of which $399 million consisted of borrowings under our new senior credit facilities, $310 million consisted of our Senior Notes, $100 million consisted of our 6.60% debentures due 2027, $250 million consisted of the outstanding notes and $303 million consisted of other debt). Also, our total stockholders’ equity was $81 million at June 30, 2004.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt, including the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our financial flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to less leveraged companies; and

•	limit our ability to obtain additional financing to operate our business.

      Furthermore, all of our indebtedness under our new senior credit facilities bears interest at variable rates. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. See “Description of New Senior Credit Facilities.”

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage.

      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing the exchange notes, the outstanding notes and our Senior Notes and the credit agreement governing our new senior credit facilities do not fully prohibit us or our subsidiaries from doing so. On June 30, 2004, up to $73 million was available to us for additional borrowings under our new senior credit facilities, after taking into account $77 million of outstanding letters of credit, and all of those borrowings would have ranked senior to the exchange notes. We have the ability, subject to lender approval, to borrow an additional $250 million in the form of an incremental term loan. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of New Senior Credit Facilities.”

If we do not generate sufficient positive cash flows, we may be unable to service our indebtedness and our ability to generate cash depends on many factors beyond our control.

      Our ability to pay principal, premium, if any, and interest on our indebtedness, including the principal and interest on the exchange notes, depends on our future operating performance. Future operating performance is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that often are beyond our control. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our indebtedness, we may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. We cannot assure you that the terms of our indebtedness will allow these alternative measures or that such measures would satisfy our scheduled indebtedness service obligations.

      Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flows from operations, available cash and available borrowings under our new senior credit facilities will be adequate to meet our future liquidity needs for the foreseeable future. For further discussion of our current liquidity situation and related impacts, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition” included in our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, respectively, and incorporated by reference into this prospectus.

      We cannot assure you, however, that our business will generate sufficient cash flows from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior credit facilities in an amount sufficient to enable us to pay the principal, premium, if any, and interest on our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior credit facilities, our Senior Notes, the exchange notes and the outstanding notes, on commercially reasonable terms or at all. If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	our senior secured debt lenders could terminate their commitments and commence foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

Your right to receive payments on the exchange notes is junior to our existing senior indebtedness and possibly all of our future borrowings.

      As long as any of our Senior Notes remain outstanding, the exchange notes and the outstanding notes will rank behind all of our existing senior indebtedness and all of our future borrowings under our new senior credit facilities. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior indebtedness will be entitled to be paid in full and in cash before any payment may be made with respect to the exchange notes.

      In addition, all payments on the exchange notes will be blocked in the event of a payment default on senior debt and may be blocked in the event of certain non-payment defaults on senior debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of exchange notes will participate with holders of our outstanding notes and trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior debt. However, because the indenture governing the exchange notes and the outstanding notes requires that amounts otherwise payable to holders of the exchange notes and the outstanding notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of exchange notes and outstanding notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of exchange notes and outstanding notes may receive less, ratably, than the holders of our senior debt. As of June 30, 2004, the exchange notes were subordinated to $709 million of senior debt and approximately $73 million would have been available for borrowing as additional senior debt under our new senior credit facilities, after taking into account $77 million of outstanding letters of credit, and effectively subordinated to $100 million of other indebtedness, consisting of our 6.60% debentures due 2027. We will be permitted to borrow additional indebtedness, including senior debt, in the future under the terms of the indenture governing the exchange notes.

The exchange notes are effectively subordinated to the obligations of any of our non-guarantor subsidiaries.

      Some but not all of our subsidiaries guarantee the exchange notes. In the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, the assets of that subsidiary will be used first to satisfy the claims of its creditors, including its trade creditors. Consequently, your claims will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries.

      As of June 30, 2004, the exchange notes would have been effectively junior to $431 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 56% of our consolidated revenues in the six-month period ended June 30, 2004 and held approximately 48% of our consolidated assets as of June 30, 2004. See Note 19 to our consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated by reference into this prospectus for more detail about the division of our consolidated revenues, assets and cash flows between our guarantor and non-guarantor subsidiaries.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

      On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the exchange notes and the outstanding notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot provide any assurances, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

Our indebtedness imposes restrictions on us that may affect our ability to successfully operate our business and our ability to make payments on the exchange notes.

      The credit agreement governing our new senior credit facilities, the indenture governing the exchange notes and the outstanding notes and the indenture governing our Senior Notes restrict our ability to take specific actions in planning for and responding to changes in our business without the consent of our lenders and holders of our senior notes, the exchange notes and the outstanding notes, even if such actions may be in our best interest. The credit agreement governing our new senior credit facilities also requires us to maintain specified financial ratios and meet specific financial tests. Our ability to comply with these covenants, as they currently exist or as they may be amended, may be affected by many events beyond our control and our future operating results may not allow us to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with those financial covenants or to comply with the other restrictions in the credit agreement governing our new senior credit facilities could result in a default, which could cause that indebtedness (and by reason of cross-acceleration provisions, the Senior Notes, the exchange notes and the outstanding notes and other indebtedness) to become immediately due and payable. If we are unable to repay those amounts, the lenders under our new senior credit facilities could proceed against the collateral granted to them to secure that indebtedness. If those lenders accelerate the payment of our indebtedness borrowed under our new senior credit facilities, we cannot assure you that we could pay that indebtedness immediately and continue to operate our business.

      In addition, the credit agreement governing our new senior credit facilities, the indenture governing the exchange notes and the outstanding notes and the indenture governing our Senior Notes contain other covenants that restrict, among other things, our ability to:

•	pay dividends and other distributions with respect to our capital stock and purchase, redeem or retire our capital stock;

•	incur additional indebtedness and issue preferred stock;

•	enter into asset sales unless the proceeds from those asset sales are used to repay debt;

•	enter into transactions with affiliates;

•	incur liens on assets to secure certain debt;

•	engage in certain business activities; and

•	engage in certain mergers or consolidations and transfers of assets.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all of the exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the exchange notes or that restrictions in our new senior credit facilities and the indenture governing our Senior Notes will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of Exchange Notes — Repurchase at the Option of Holders.”

Risks Relating to the Exchange Offer

Failure to exchange outstanding notes may have negative consequences.

      The outstanding notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Outstanding notes which remain outstanding after consummation of the exchange offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the exchange offer, holders of outstanding notes which remain outstanding will not be entitled to any rights to have such outstanding notes registered under the Securities Act or to any similar rights under the registration rights agreement (subject to certain limited exceptions). We do not intend to register any outstanding notes which remain outstanding after consummation of the exchange offer (subject to such limited exceptions, if applicable) under the Securities Act. To the extent that outstanding notes are tendered and accepted in the exchange offer, a holder’s ability to sell untendered outstanding notes could be adversely affected.

      The exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the indenture.

Failure to comply with exchange offer procedures may preclude exchange of outstanding notes.

      Subject to the conditions set forth in this prospectus, delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (i) certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at The Depository Trust Company (“DTC”), (ii) a completed and signed letter of transmittal with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal and (iii) any other documents required by the letter of transmittal. Therefore, holders of outstanding notes desiring to tender such outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We do not have to accept tenders which are not in proper form and we have no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. See “Description of Exchange Offer — Conditions to the Exchange Offer.”

Some broker-dealers who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

      Based on certain no-action letters issued by the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus, you may remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. See “Plan of Distribution.” In these cases, if you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

There exists no prior market for the exchange notes, there can be no assurance that an active trading market will develop for the exchange notes and if an active trading market does not develop for the exchange notes, you may not be able to resell them.

      The exchange notes are being offered to the holders of the outstanding notes, which were issued on April 8, 2004 to a small number of institutional investors. There is no existing trading market for the exchange notes and, while the exchange notes are expected to be eligible for trading in PORTAL, an active trading market may not develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. While we were informed by the initial purchasers of the outstanding notes that they intended to make a market in the outstanding notes, the initial purchasers have no obligation to make a market in the outstanding notes or the exchange notes and may cease any such market-making at any time. We do not intend to apply for listing of the exchange notes on any securities exchange.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement that we entered into in connection with the offering of the outstanding notes. In consideration for issuing the exchange notes in exchange for the outstanding notes as described in this prospectus, we will receive outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled. We used the net proceeds from the sale of the outstanding notes to redeem a portion of our outstanding 9.42% junior subordinated deferrable interest debentures due 2029 after the debentures were distributed to the holders of our outstanding 9.42% trust preferred securities.

      A summary of sources and uses of funds related to the Refinancing Transactions follows (dollars in millions):

Sources of Funds:
New revolving credit facility(1)	$—
New term loan facility	400
6 3/4% senior subordinated notes due 2029	250

Total sources	$650

Uses of Funds:
Existing revolving credit facility(1)	$—
Repay existing term B loan(2)	198
Redeem 9.42% junior subordinated deferrable interest debentures due 2029(3)	363
General corporate purposes	81
Transaction fees and expenses	8

Total uses	$650

(1)	We have borrowing availability under our new revolving credit facility of $73 million, after taking into account $77 million of letters of credit outstanding as of June 30, 2004.

(2)	Our existing term B loan had a maturity date of May 15, 2007 and bore interest at a rate per annum equal to LIBOR plus 2.50%.

(3)	After the closing of the Refinancing Transactions, we dissolved Hercules Trust I, the issuer of our TOPrS, and distributed our 9.42% junior deferrable interest subordinated debentures due 2029 to the holders of the TOPrS. We redeemed all of the debentures on May 10, 2004.

CAPITALIZATION

      The following table sets forth our unaudited consolidated capitalization as of June 30, 2004. You should read this summary in conjunction with the information included in “Selected Financial Data” and our consolidated financial statements and related notes contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated by reference in this prospectus. See “Where You Can Find More Information.”

As of June 30, 2004

(Dollars in millions, except
per share amounts)
Cash and Cash Equivalents	$93

Long-Term Debt:
Term B loan due 2010	$399
New senior revolving credit facility(1)	—
6.60% notes due 2027	100
Term notes at various rates from 2.84% to 7.90% due in varying amounts through 2014(2)	34
11.125% senior notes due 2007	310
6.75% senior subordinated notes due 2029	250
8% convertible subordinated notes due 2010	3
6.50% junior subordinated deferrable interest debentures due 2029(3)	263
Other	3

Total long-term debt	$1,362

Stockholders’ Equity:
Common stock, $25/48 stated value (shares issued and outstanding:
159,984,444)	83
Additional paid-in capital	578
Unearned compensation	(84)
Accumulated other comprehensive losses	(332)
Retained earnings	1,573
Reacquired stock, at cost (shares: 48,203,891)	(1,737)

Total stockholders’ equity	$81

Total capitalization	$1,443

(1)	Represents our new $150 million revolving credit facility, of which $73 million was available to us as of June 30, 2004, after taking into account $77 million of letters of credit outstanding. See “Description of New Senior Credit Facilities.”

(2)	Represents FiberVisions LLC entities term notes that became part of our consolidated capitalization upon the July 1998 acquisition of the remaining 49% share of FiberVisions LLC from a former joint venture partner.

(3)	Represents the junior subordinated deferrable interest debentures underlying the payment obligations of our CRESTS Units.

DESCRIPTION OF NEW SENIOR CREDIT FACILITIES

      On April 8, 2004, simultaneously with the closing of the offering of the outstanding notes, we entered into a new $550 million senior credit facility, which we refer to in this prospectus as our new senior credit facilities. Our new senior credit facilities include (a) a senior secured term loan facility in an aggregate principal amount of $400 million (the “Term Loan Facility”) and (b) a senior secured revolving credit facility in an aggregate principal amount of up to $150 million, of which up to $100 million is available in the form of letters of credit (the “Revolving Facility”). The Term Loan Facility is scheduled to mature on October 8, 2010 and the Revolving Facility is scheduled to mature on April 8, 2009. However, both the Term Loan Facility and the Revolving Facility will mature on May 15, 2007 if more than $50 million in aggregate principal amount of our Senior Notes remain outstanding on such date. Borrowings under our new senior credit facilities will bear interest, at our option, at a spread to be determined over adjusted LIBOR or the alternate base rate for each of the Term Loan Facility and the Revolving Facility. The interest rate margins under the Revolving Facility and the Term Loan Facility are subject to change in increments based on a leverage-based pricing grid, as set forth in the credit agreement governing our new senior credit facilities.

      Pursuant to the terms of our new senior credit facilities, we are allowed to enter into a $100 million accounts receivable securitization transaction and our new senior credit facilities also include an uncommitted incremental term loan facility of up to $250 million.

      All of our obligations under our new senior credit facilities are unconditionally guaranteed on a joint and several basis by each of our existing and subsequently acquired or organized domestic subsidiaries, other than certain immaterial or special purpose subsidiaries. Our new senior credit facilities and the guarantees thereof are secured by substantially all of our assets and the assets of our domestic subsidiaries, including but not limited to perfected first-priority securities interests in, and mortgages on, substantially all of our and each of our domestic subsidiaries’ tangible and intangible assets.

      We used the proceeds of the offering of the outstanding notes and a portion of the borrowings under the Term Loan Facility to redeem all of our outstanding 9.42% junior subordinated deferrable interest debentures due 2029 after such debentures were distributed to the holders of all of our 9.42% trust preferred securities and to repay our existing term B loan. We used the remaining borrowings under our Term Loan Facility for general corporate purposes.

DESCRIPTION OF EXCHANGE OFFER

Terms of the Exchange Offer

      We are offering to issue our exchange notes in exchange for a like aggregate principal amount of our outstanding notes.

      The exchange notes that we propose to issue in this exchange offer will be substantially identical to our outstanding notes except that, unlike our outstanding notes, the exchange notes will have no transfer restrictions or registration rights. See “Description of Exchange Notes.”

      We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase outstanding notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer. In addition, nothing in this exchange offer will prevent us from exercising our right to discharge our obligations on the outstanding notes by depositing certain securities with the trustee and otherwise.

Expiration Date; Extensions; Amendments; Termination

      This exchange offer will expire at 5:00 p.m., New York City time, on October 21, 2004, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

      We expressly reserve the right to delay acceptance of any outstanding notes, extend or terminate this exchange offer and not accept any outstanding notes that we have not previously accepted if any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the outstanding notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, unless applicable laws require us to do otherwise.

      We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our outstanding notes of the change, including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act or the rules promulgated thereunder, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Outstanding Notes

Proper Execution and Delivery of Letters of Transmittal

      To tender your outstanding notes in this exchange offer, you must use one of the three alternative procedures described below:

(1) Regular Delivery Procedure: Complete, sign and date the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal together with the certificates representing the outstanding notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-Entry Delivery Procedure: Send a timely confirmation of a book-entry transfer of your outstanding notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company (“DTC”) in accordance with the procedures for book-entry transfer on or before 5:00 p.m., New York City time, on the expiration date. See “— Book-Entry Delivery Procedure.”

(3) Guaranteed Delivery Procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures. See “— Guaranteed Delivery Procedure.”

      The method of delivery of the outstanding notes, the letter of transmittal and all other required documents is at your election and risk. Instead of regular mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered or certified mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or outstanding notes to us. You must deliver all documents to the exchange agent at the address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your outstanding notes on your behalf.

      Only a holder of outstanding notes may tender outstanding notes in this exchange offer. A holder is any person in whose name outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

      If you are the beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you must contact that registered holder promptly and instruct that registered holder to tender your outstanding notes on your behalf. If you wish to tender your outstanding notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register the ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

(2) a commercial bank or trust company having an office or correspondent in the United States; or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

(a) by a registered holder or by a DTC participant whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or

(b) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

      If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the outstanding notes tendered: the signature must correspond with the name(s) written on the face of the outstanding notes without alteration, enlargement or any change whatsoever.

(2) a DTC participant: the signature must correspond with the name as it appears on the security position listing as the holder of the outstanding notes.

(3) a person other than the registered holder of any outstanding notes: the outstanding notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the outstanding notes on behalf of the registered holder, in form satisfactory to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the outstanding notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

     Book-Entry Delivery Procedure

      Any financial institution that is a DTC participant may make book-entry deliveries of outstanding notes by causing DTC to transfer these outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender outstanding notes through DTC, the financial institution that is a DTC participant will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the DTC participant tendering the outstanding notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement herein and therein against the participant. The exchange agent will make a request to establish an account for the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

      A delivery of outstanding notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “— Exchange Agent” on or before the expiration date, unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

     Guaranteed Delivery Procedure

      If you are a registered holder of outstanding notes and desire to tender your outstanding notes and (1) your outstanding notes are not immediately available, (2) time will not permit your outstanding notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer, including delivery of an agent’s message, cannot be completed on a timely basis, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or a facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the outstanding notes and the amount of outstanding notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the outstanding notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3) the certificates for all your tendered outstanding notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

      Your tender of outstanding notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

      We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your outstanding notes tendered, a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account at DTC with an agent’s message or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

      All questions as to the validity, form and eligibility, including time of receipt, acceptance and withdrawal of tenders, will be determined by us in our sole discretion. Our determination will be final and binding.

      We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular outstanding notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes. Neither we, the exchange agent nor any other person will incur liability for any failure to give notification of these defects or irregularities. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any outstanding notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

      If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all outstanding notes properly tendered and will issue the exchange notes promptly thereafter. See “— Conditions to the Exchange Offer.” For purposes of this exchange offer, outstanding notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

      We will issue the exchange notes in exchange for the outstanding notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered outstanding notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

      If any tendered outstanding notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

      By tendering into this exchange offer, you will irrevocably appoint our designees as your attorneys-in-fact and proxies with full power of substitution and resubstitution to the full extent of your rights on the outstanding notes tendered. This proxy will be considered coupled with an interest in the tendered outstanding notes. This appointment will be effective only when and to the extent that we accept your outstanding notes in this exchange offer. All prior proxies on the outstanding notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The outstanding notes will be validly tendered only if we are able to exercise full voting rights on the outstanding notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, you may withdraw tenders of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “— Exchange Agent” and before acceptance of your tendered outstanding notes for exchange by us.

      Any notice of withdrawal must:

(1) specify the name of the person having tendered the outstanding notes to be withdrawn,

(2) identify the outstanding notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of the outstanding notes,

(3) be signed by the person having tendered the outstanding notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer of these outstanding notes into the name of the person having made the original tender and withdrawing the tender,

(4) specify the name in which any of these outstanding notes are to be registered, if this name is different from that of the person having tendered the outstanding notes to be withdrawn, and

(5) if applicable because the outstanding notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different from that of the person having tendered the outstanding notes to be withdrawn.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Outstanding notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

      The exchange agent will return without cost to their holders all outstanding notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

      You may retender properly withdrawn outstanding notes in this exchange offer by following one of the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

      We will complete this exchange offer only if:

(1) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer,

(2) there is no change in the laws and regulations which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

(3) there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

(4) there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose, and

(5) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

      These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

      If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any outstanding notes that have been tendered,

(2) extend the exchange offer and retain all outstanding notes tendered before the expiration date, subject to the rights of the holders of the outstanding notes to withdraw their tenders, or

(3) waive any condition that has not been satisfied and accept all properly tendered outstanding notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect. See “— Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

      We will record the exchange notes at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

      We have appointed Wells Fargo Bank, N.A. as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Registered or	By Regular Mail or		By Facsimile (Eligible
Certified Mail:	Overnight Courier:	By Hand:	Institutions only):
Wells Fargo Bank, National Association MAC #N9303-121 Corporate Trust Operations P.O. Box 1517 Minneapolis, MN 55480-1517	Wells Fargo Bank, National Association MAC #N9303-121 Corporate Trust Operations 6th Street & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, National Association Corporate Trust Operations 12th Floor 608 Second Avenue South Minneapolis, MN 55402	612-667-6282 Attn: Specialized Finance Confirm by Telephone: 800-344-5128

Fees and Expenses

      We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

      We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and for handling or forwarding tenders for exchange to their customers.

      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1) certificates representing exchange notes or outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the outstanding notes tendered;

(2) tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

(3) a transfer tax is payable for any reason other than the exchange of the outstanding notes in this exchange offer.

      If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly for the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

      The outstanding notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your outstanding notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your outstanding notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to require us to register the outstanding notes under the Securities Act.

Delivery of Prospectus

      Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF EXCHANGE NOTES

      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Hercules” refers only to Hercules Incorporated and not to any of its subsidiaries.

      Hercules issued the outstanding notes and will issue the exchange notes under an indenture among itself, the Guarantors and Wells Fargo Bank, National Association, as trustee.

      The terms of the exchange notes are identical in all material respects to the respective terms of the outstanding notes except that (i) the exchange notes have been registered under the Securities Act, and therefore will not be subject to certain restrictions on transfer applicable to the outstanding notes, and (ii) holders of the exchange notes generally will not be entitled to certain rights, including the payment of Liquidated Damages, pursuant to the registration rights agreement.

      The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

      The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the exchange notes. Copies of the indenture and the registration rights agreement are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

      The registered holder of an exchange note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Exchange Notes and the Guarantees

The Exchange Notes

      As long as Hercules’ 11 1/8% Senior Notes due 2007 remain outstanding, the exchange notes will be:

•	general unsecured obligations of Hercules;

•	subordinated in right of payment to all existing and future Senior Debt of Hercules;

•	effectively junior to all of the secured debt of Hercules, to the extent of the value of the assets securing such debt;

•	pari passu in right of payment with any future senior subordinated Indebtedness of Hercules; and

•	unconditionally guaranteed by the Guarantors.

The Guarantees

      The exchange notes will be guaranteed by all of Hercules’ wholly-owned Domestic Subsidiaries.

      As long as Hercules’ 11 1/8% Senior Notes due 2007 remain outstanding, each guarantee of the exchange notes will be:

•	a general unsecured obligation of that Guarantor;

•	subordinated in right of payment to all existing and future Senior Debt of that Guarantor;

•	effectively junior to that Guarantor’s secured debt, to the extent of the value of the assets securing such debt; and

•	pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

      As of June 30, 2004, Hercules and the Guarantors had total Senior Debt of approximately $709.0 million and $100.0 million of other secured indebtedness, consisting of Hercules’ 6.60% debentures due 2027. In addition, Hercules would have had approximately $73.0 million available for additional borrowings under the Credit Agreement, after taking into account $77.0 million of letters of credit, all of which would have been Senior Debt. As indicated above and as discussed in detail below under the caption “— Subordination,” payments on the exchange notes and under these guarantees will be subordinated to the payment of Senior Debt. The indenture will permit Hercules and the Guarantors to incur additional Senior Debt.

      Not all of Hercules’ subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-Guarantor subsidiaries, the non-Guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Hercules. The non-Guarantor Subsidiaries generated approximately 56% of Hercules’ consolidated revenues in the six-month period ended June 30, 2004 and held approximately 48% of Hercules’ consolidated assets as of June 30, 2004. See Note 19 to Hercules’ consolidated financial statements included in Hercules’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and incorporated by reference into this prospectus for more detail about the division of Hercules’ consolidated revenues and assets between Hercules’ Guarantor and non-Guarantor Subsidiaries.

      As of the date of the indenture, all of Hercules’ domestic subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” Hercules will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” Hercules’ Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Hercules’ Unrestricted Subsidiaries will not guarantee the exchange notes.

Principal, Maturity and Interest

      Hercules will issue up to $250.0 million in aggregate principal amount of exchange notes in this offering. Hercules may issue additional notes under the indenture from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The exchange notes, the outstanding notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Hercules will issue exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on October 15, 2029.

      Interest on the exchange notes will accrue at the rate of 6.75% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2004. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the exchange notes. Hercules will make each interest payment to the holders of record on the immediately preceding April 1 and October 1.

      Interest on the exchange notes will accrue from the date of original issuance of the outstanding notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Exchange Notes

      If a holder of exchange notes has given wire transfer instructions to Hercules, Hercules will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s exchange notes in accordance with those instructions. All other payments on exchange notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Hercules elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Exchange Notes

      The trustee will initially act as paying agent and registrar. Hercules may change the paying agent or registrar without prior notice to the holders of the exchange notes, and Hercules or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

      A holder may transfer or exchange its exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of exchange notes. Holders will be required to pay all taxes due on transfer. Hercules is not required to transfer or exchange any exchange note selected for redemption. Also, Hercules is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

Subsidiary Guarantees

      The exchange notes will be guaranteed by each of Hercules’ current and future wholly-owned Domestic Subsidiaries. As long as Hercules’ 11 1/8% Senior Notes due 2007 remain outstanding, each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Exchange Notes — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Hercules or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Hercules, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Hercules, if the sale complies with the “Asset Sale” provisions of the indenture;

(3) if Hercules designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

      See “— Repurchase at the Option of Holders — Asset Sales.”

Subordination

      Until Hercules has purchased, redeemed, defeased or otherwise acquired or retired for value all of Hercules’ outstanding 11 1/8% Senior Notes due 2007, the exchange notes will be subject to the following subordination provisions. Once Hercules’ 11 1/8% Senior Notes due 2007 cease to be outstanding, the exchange notes and the Subsidiary Guarantees will be senior unsecured obligations of Hercules and the Guarantors, respectively, and the following subordination provisions will no longer be operative.

      The payment of principal, interest and premium and Liquidated Damages, if any, on the exchange notes will be subordinated to the prior payment in full of all Senior Debt of Hercules, including Senior Debt incurred after the date of the indenture.

      The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of exchange notes will be entitled to receive any payment with respect to the exchange notes (except that holders of exchange notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”), in the event of any distribution to creditors of Hercules:

(1) in a liquidation or dissolution of Hercules;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Hercules or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Hercules’ assets and liabilities.

      Hercules also may not make any payment in respect of the exchange notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the holders of any Designated Senior Debt or their duly appointed representative.

      Payments on the exchange notes may and will be resumed upon the date on which such default is cured or waived.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 consecutive days.

      If the trustee or any holder of the exchange notes receives a payment in respect of the exchange notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

      Hercules must promptly notify holders of Senior Debt if payment on the exchange notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Hercules, holders of exchange notes may recover less ratably than creditors of Hercules who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of exchange notes may recover less ratably than trade creditors of Hercules. See “Risk Factors — Risks Relating to the Exchange Notes — Your right to receive payments on the exchange notes is junior to our existing senior indebtedness and possibly all of our future borrowings.”

Optional Redemption

      At any time prior to April 15, 2007, Hercules may on any one or more occasions redeem up to 35% of the aggregate principal amount of exchange notes and outstanding notes issued under the indenture at a redemption price of 106.750% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of exchange notes and outstanding notes originally issued under the indenture (excluding exchange notes and outstanding notes held by Hercules and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 45 days of the date of the closing of such Public Equity Offering.

      At any time prior to April 15, 2009, Hercules may also redeem all or a part of the exchange notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of exchange notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption (the “Redemption Date”), subject to the rights of the holders of exchange notes on the relevant record date to receive interest due on the relevant interest payment date.

      Except pursuant to the preceding two paragraphs, the exchange notes will not be redeemable at Hercules’ option prior to April 15, 2009.

      On or after April 15, 2009, Hercules may redeem all or part of the exchange notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the exchange notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below, subject to the rights of holders of exchange notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	103.375%
2010	102.250%
2011	101.125%
2012 and thereafter	100.000%

Mandatory Redemption

      Hercules is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Repurchase at the Option of Holders

General

      Holders have the right to require Hercules to purchase all or a portion of such Holders’ exchange notes on or at any time after April 15, 2014. The purchase price payable will be equal to 100% of the principal amount of the exchange notes to be purchased plus any accrued and unpaid interest to such redemption date. Hercules will be required at any time after April 15, 2014 to purchase all or any portion of any outstanding exchange notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered at least 30 but not more than 60 days before such redemption date.

Change of Control

      If a Change of Control occurs, each holder of exchange notes will have the right to require Hercules to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s exchange notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Hercules will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of exchange notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the exchange notes repurchased, to the date of purchase, subject to the rights of holders of exchange notes on the relevant record date to receive interest due on the relevant interest payment date. Within ten days following any Change of Control, Hercules will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Hercules will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Hercules will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

      On the Change of Control Payment Date, Hercules will, to the extent lawful:

(1) accept for payment all exchange notes or portions of exchange notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions of exchange notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the exchange notes properly accepted together with an officers’ certificate stating the aggregate principal amount of exchange notes or portions of exchange notes being purchased by Hercules.

      The paying agent will promptly mail to each holder of exchange notes properly tendered the Change of Control Payment for such exchange notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Hercules will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of exchange notes required by this covenant.

      Hercules will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require Hercules to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the exchange notes to require that Hercules repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

      Hercules will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Hercules and purchases all exchange notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Hercules and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of exchange notes to require Hercules to repurchase its exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Hercules and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

      Hercules will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Hercules (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by (i) in the case of property valued at less than $5.0 million, Hercules’ principal financial or accounting officer and evidenced by an officers’ certificate delivered to the trustee and (ii) in the case of property valued at $5.0 million or more, Hercules’ Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Hercules or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Hercules’ or such Restricted Subsidiary’s most recent balance sheet, of Hercules or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the exchange notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation or an assignment agreement that releases Hercules or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Hercules or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Hercules or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

      Notwithstanding the foregoing, Hercules and its Restricted Subsidiaries may engage in Asset Swaps; provided that, (1) immediately after giving effect to such Asset Swap, Hercules would be permitted to incur at least $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and (2) Hercules’ or the Restricted Subsidiary’s Board of Directors, as the case may be, determines that such Asset Swap is fair to Hercules or such Restricted Subsidiary, as the case may be, from a financial point of view and such determination is (A) in the case of Asset Swaps valued at less than $5.0 million, Hercules’ principal financial or accounting officer and evidenced by an officers’ certificate delivered to the trustee, (B) for Asset Swaps valued at $5.0 million or more but less than $10.0 million, evidenced by a resolution of such Board of Directors set forth in an officer’s certificate delivered to the trustee and (C) for Asset Swaps valued at $10.0 million or more, evidenced by an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Hercules (or the Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business; or

(3) to acquire or obtain other long-term assets that are used or useful in a Permitted Business.

      Pending the final application of any Net Proceeds, Hercules may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, within five days thereof, Hercules will make an Asset Sale Offer to all holders of exchange notes and outstanding notes and all holders of other Indebtedness that is pari passu with the exchange notes and the outstanding notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of exchange notes and outstanding notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Hercules may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of exchange notes, outstanding notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the exchange notes, outstanding notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      Hercules will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of exchange notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Hercules will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

      The agreements governing Hercules’ outstanding Senior Debt currently prohibit Hercules from purchasing any exchange notes upon a Change of Control, and also provide that certain change of control or asset sale events with respect to Hercules would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Hercules becomes a party may contain similar restrictions and provisions. In the event that a Change of Control or Asset Sale occurs at a time when Hercules is prohibited from purchasing exchange notes, Hercules could seek the consent of its senior lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If Hercules does not obtain such a consent or repay such borrowings, Hercules will remain prohibited from purchasing exchange notes upon a Change of Control. In such case, Hercules’ failure to purchase tendered exchange notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of exchange notes. Finally, Hercules’ ability to pay cash to the holders of exchange notes upon a repurchase may be limited by Hercules’ then existing financial resources. See “Risk Factors — Risks Relating to the Exchange Notes — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Selection and Notice

      If less than all of the exchange notes and outstanding notes are to be redeemed at any time, the trustee will select exchange notes and outstanding notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

      No exchange notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the exchange notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any exchange note is to be redeemed in part only, the notice of redemption that relates to that exchange note will state the portion of the principal amount of that exchange note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original exchange note will be issued in the name of the holder of exchange notes upon cancellation of the original exchange note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

      Hercules will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Hercules’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Hercules or any of its Restricted Subsidiaries) or to the direct or indirect holders of Hercules’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Hercules or to Hercules or a Restricted Subsidiary of Hercules);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Hercules) any Equity Interests of Hercules or any direct or indirect parent of Hercules;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the exchange notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) Hercules would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Hercules and its Restricted Subsidiaries after the date of the indenture (excluding Restricted

Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Hercules for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Hercules’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate Qualified Proceeds received by Hercules since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Hercules (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Hercules that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Hercules), plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

      So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Hercules or any Guarantor or of any Equity Interests of Hercules in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Hercules) of, Equity Interests of Hercules (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Hercules or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of Hercules to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Hercules or any Restricted Subsidiary of Hercules held by any member of Hercules’ (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement, stock option agreement, employee benefit plan or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any twelve-month period; and

(6) other Restricted Payments in an aggregate amount not to exceed $100.0 million.

      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Hercules or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant and have a fair market value that exceeds (i) $5.0 million will be evidenced by a certificate issued by the chief executive officer, chief financial officer or general counsel of Hercules and will be delivered to the trustee or (ii) $20.0 million will be approved by a majority of disinterested members of the Board of Directors of Hercules whose resolution with respect thereto will be delivered to the trustee. The approval by a majority of disinterested members of the Board of Directors’

must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing. A copy of any fairness opinion or appraisal required by the indenture, together with the resolution of the Board of Directors of Hercules, must be delivered to the trustee no later than the date of making any Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

      Hercules will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Hercules will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Hercules may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Hercules’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Hercules and any of its Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Hercules and its Subsidiaries thereunder) not to exceed the greater of (i) $800.0 million and (ii) the Borrowing Base less the aggregate amount of all repayments, optional or mandatory, of the principal of any term Indebtedness under a Credit Facility that have been made by Hercules or any of its Subsidiaries since the date of the indenture and less the aggregate amount of all commitment reductions with respect to any revolving credit borrowings under a Credit Facility that have been made by Hercules or any of its Subsidiaries since the date of the indenture;

(2) the incurrence by Hercules and its Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Hercules and the Guarantors of Indebtedness represented by the outstanding notes and the related Subsidiary Guarantees issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by Hercules or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Hercules or such Subsidiary or in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $25.0 million at any time outstanding;

(5) the incurrence by Hercules or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (9) or (11) of this paragraph;

(6) the incurrence by Hercules or any of its Subsidiaries of intercompany Indebtedness between or among Hercules and any of its Restricted Subsidiaries; provided, however, that:

(a) if Hercules or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the exchange notes and the outstanding notes, in the case of Hercules, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Hercules or a Restricted Subsidiary of Hercules and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Hercules or a Restricted Subsidiary of Hercules; will be deemed, in each case, to constitute an incurrence of such Indebtedness by Hercules or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Hercules or any of its Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

(8) the guarantee by Hercules or any of the Guarantors of Indebtedness of Hercules or a Subsidiary of Hercules that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by Hercules’ Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Hercules that was not permitted by this clause (9);

(10) Indebtedness in respect of performance and surety bonds, terminable guarantees and completion guarantees or other similar forms of Indebtedness provided by Hercules or a Restricted Subsidiary in the ordinary course of business; and

(11) the incurrence by Hercules or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (11), not to exceed $100.0 million.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Hercules will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which outstanding notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Hercules as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Hercules or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the fair market value of such assets at the date of determination; provided that the fair market value of any assets or securities that are required to be valued by this paragraph and have a fair market value that exceeds (i) $5.0 million will be evidenced by a certificate issued by the chief executive officer, chief financial officer or general counsel of Hercules and will be delivered to the trustee or (ii) $20.0 million will be approved by a majority of disinterested members of the Board of Directors of Hercules whose resolution with respect thereto will be delivered to the trustee; and

(b) the amount of the Indebtedness of the other Person.

Liens

      Hercules will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

      Hercules will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Hercules or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Hercules or any of its Restricted Subsidiaries;

(2) make loans or advances to Hercules or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Hercules or any of its Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the outstanding notes, the exchange notes and the Subsidiary Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Hercules or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

      Hercules may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Hercules is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Hercules and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Hercules is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Hercules) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Hercules) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Hercules under the outstanding notes and the exchange notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) Hercules or the Person formed by or surviving any such consolidation or merger (if other than Hercules), or to which such sale, assignment, transfer, conveyance or other disposition has been made:

(a) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of Hercules immediately preceding the transaction; and

(b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

      In addition, Hercules may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of Hercules with an Affiliate solely for the purpose of reincorporating Hercules in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between Hercules and its Restricted Subsidiaries.

Transactions with Affiliates

      Hercules will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Hercules or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Hercules or such Restricted Subsidiary with an unrelated Person; and

(2) Hercules delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a certificate issued by the chief executive officer, chief financial officer or general counsel of Hercules certifying that such Affiliate Transaction complies with this covenant; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution by the Board of Directors, that is approved by a majority of disinterested members, accompanied by an opinion issued by an accounting, appraisal or investment banking firm of national standing, as to the fairness to the holders of outstanding notes and exchange notes of such Affiliate Transaction from a financial point of view.

      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Hercules or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among Hercules and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of Hercules solely because Hercules owns an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors fees to Persons who are not otherwise Affiliates of Hercules;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of Hercules; and

(6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments.”

Additional Subsidiary Guarantees

      If Hercules or any of its Subsidiaries acquires or creates another wholly-owned Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 15 Business Days of the date on which it was acquired or created; provided, however, that this covenant shall not apply to any Subsidiary that has properly been designated as an Unrestricted Subsidiary in accordance with the indenture for so long as it continues to constitute an Unrestricted Subsidiary.

     No Layering of Debt

      Until Hercules has purchased, redeemed, defeased or otherwise acquired or retired for value all of Hercules’ outstanding 11 1/8% Senior Notes due 2007, Hercules and the Guarantors will be subject to the following covenant.

      Hercules will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of Hercules and senior in right of payment to the exchange notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Subsidiary Guarantee. No such Indebtedness will be considered to be senior solely by virtue of being secured on a first or junior priority basis.

Designation of Restricted and Unrestricted Subsidiaries

      The Board of Directors of Hercules may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Hercules and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or Permitted Investments, as determined by Hercules. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

      Any designation of a Subsidiary of Hercules as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Hercules as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Hercules will be in default of such covenant. The Board of Directors of Hercules may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Hercules; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Hercules of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

      Hercules will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Hercules or any Guarantor may enter into a sale and leaseback transaction if:

(1) Hercules or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens”;

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by (i) in the case of property valued at less than $5.0 million, Hercules’ principal financial or accounting officer and evidenced by an officers’ certificate delivered to the trustee and (ii) in the case of property valued at $5.0 million or more, the Board of Directors of Hercules and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Hercules applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Business Activities

      Hercules will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Hercules and its Restricted Subsidiaries taken as a whole.

Payments for Consent

      Hercules will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of exchange notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the exchange notes unless such consideration is offered to be paid and is paid to all holders of the outstanding notes and the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

      Whether or not required by the SEC, so long as any exchange notes are outstanding, Hercules will furnish to the holders of exchange notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (including exhibits thereto) if Hercules were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Hercules’ certified independent public accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if Hercules were required to file such reports.

      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.

      If Hercules has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Hercules and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Hercules.

      In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, Hercules will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

      If, at any time, Hercules is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Hercules will, for so long as any exchange notes remain outstanding, nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Hercules will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Hercules’ filings for any reason, Hercules will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Hercules were required to file those reports with the SEC.

      In addition, Hercules and the Guarantors have agreed that, for so long as any exchange notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of exchange notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

      Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the exchange notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in payment when due of the principal of, or premium, if any, on the exchange notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by (i) Hercules or any of its Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by Hercules or any of its Subsidiaries for 60 days after notice to Hercules by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes and the exchange notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Hercules or any of its Subsidiaries (or the payment of which is guaranteed by Hercules or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay when due (including any grace period set forth in writing in the instruments governing such Indebtedness) principal of, or interest or premium, if any, on such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6) failure by Hercules or any of its Subsidiaries to pay final judgments aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7) except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to Hercules or any of its Subsidiaries.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Hercules, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding exchange notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding outstanding notes and exchange notes may declare all the outstanding notes and exchange notes to be due and payable immediately.

      Holders of the exchange notes may not enforce the indenture or the exchange notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding outstanding notes and exchange notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the exchange notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any.

      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of exchange notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Liquidated Damages, if any, when due, no holder of an exchange note may pursue any remedy with respect to the indenture or the exchange notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding outstanding notes and exchange notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding outstanding notes and exchange notes have not given the trustee a direction inconsistent with such request within such 60-day period.

      The holders of a majority in aggregate principal amount of the outstanding notes and exchange notes then outstanding by notice to the trustee may, on behalf of the holders of all of the outstanding notes and exchange notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages, if any, on, or the principal of, the outstanding notes and the exchange notes.

      Hercules is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Hercules is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

      No director, officer, employee, incorporator or stockholder of Hercules or any Guarantor, as such, will have any liability for any obligations of Hercules or the Guarantors under the exchange notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

      Hercules may, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding outstanding notes and exchange notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding outstanding notes and exchange notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such outstanding notes and exchange notes when such payments are due from the trust referred to below;

(2) Hercules’ obligations with respect to the outstanding notes and the exchange notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Hercules’ and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

      In addition, Hercules may, at its option and at any time, elect to have the obligations of Hercules and the Guarantors released with respect to certain covenants (including its obligations to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the outstanding notes and the exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the outstanding notes and the exchange notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Hercules must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the outstanding notes and the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding outstanding notes and exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and Hercules must specify whether the outstanding notes and the exchange notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Hercules has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Hercules has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding outstanding notes and exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Hercules has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding outstanding notes and exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Hercules or any Guarantor is a party or by which Hercules or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Hercules or any of its Subsidiaries is a party or by which Hercules or any of its Subsidiaries is bound;

(6) Hercules must deliver to the trustee an officers’ certificate stating that the deposit was not made by Hercules with the intent of preferring the holders of outstanding notes and exchange notes over the other creditors of Hercules with the intent of defeating, hindering, delaying or defrauding creditors of Hercules or others; and

(7) Hercules must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

      Except as provided in the next three succeeding paragraphs, the indenture or the outstanding notes and the exchange notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the outstanding notes and exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding notes and exchange notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the outstanding notes or the exchange notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding outstanding notes and exchange notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding notes and exchange notes).

      Without the consent of each holder of outstanding notes or exchange notes affected, an amendment, supplement or waiver may not (with respect to any outstanding notes or exchange notes held by a non-consenting holder):

(1) reduce the principal amount of outstanding notes and exchange notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any outstanding note or exchange note or alter the provisions with respect to the redemption of the outstanding notes and exchange notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the scheduled time for payment of interest, including default interest, on any outstanding note or exchange note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the outstanding notes or exchange notes (except a rescission of acceleration of the outstanding notes and exchange notes by the holders of at least a majority in aggregate principal amount of the then outstanding outstanding notes and exchange notes and a waiver of the payment default that resulted from such acceleration);

(5) make any outstanding note or exchange note payable in money other than that stated in the outstanding notes or exchange notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of outstanding notes or exchange notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the outstanding notes or exchange notes;

(7) waive a redemption payment with respect to any outstanding note or exchange note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

      In addition, any amendment to, or waiver of, the provisions of the indenture relating to the subordination that adversely affects the rights of the holders of the outstanding notes or exchange notes will require the consent of the holders of at least 75% in aggregate principal amount of outstanding notes and exchange notes then outstanding.

      Notwithstanding the preceding, without the consent of any holder of outstanding notes or exchange notes, Hercules, the Guarantors and the trustee may amend or supplement the indenture or the outstanding notes or exchange notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Hercules’ or a Guarantor’s obligations to holders of outstanding notes and exchange notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of Hercules’ or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of outstanding notes or exchange notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Subsidiary Guarantees or the exchange notes to any provision of this Description of Exchange Notes to the extent that such provision in the Description of Exchange Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the exchange notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or Subsidiary Guarantee with respect to the outstanding notes or exchange notes.

Satisfaction and Discharge

      The indenture will be discharged and will cease to be of further effect as to all outstanding notes and exchange notes issued thereunder, when:

(1) either:

(a) all outstanding notes and exchange notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and outstanding notes and exchange notes for whose payment money has been deposited in trust and thereafter repaid to Hercules, have been delivered to the trustee for cancellation; or

(b) all outstanding notes and exchange notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Hercules or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of outstanding notes and exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the outstanding notes and exchange notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Hercules or any Guarantor is a party or by which Hercules or any Guarantor is bound;

(3) Hercules or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) Hercules has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the outstanding notes and exchange notes at maturity or the redemption date, as the case may be.

In addition, Hercules must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

      If the trustee becomes a creditor of Hercules or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding outstanding notes and exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding notes or exchange notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

      Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Hercules Incorporated, 1313 North Market Street, Wilmington, Delaware 19894-0001, Attention: General Counsel.

Book-Entry, Delivery and Form

      Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Hercules takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised Hercules that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      DTC has also advised Hercules that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

      Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

      Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Hercules and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Hercules, the trustee nor any agent of Hercules or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

      DTC has advised Hercules that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Hercules. Neither Hercules nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and Hercules and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

      Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

      Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      DTC has advised Hercules that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default with respect to the exchange notes or the outstanding notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of Hercules, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies Hercules that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Hercules fails to appoint a successor depositary;

(2) Hercules, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the exchange notes or the outstanding notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated

Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Transfer Restrictions.”

Same Day Settlement and Payment

      Hercules will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. Hercules will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The exchange notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such exchange notes will, therefore, be required by DTC to be settled in immediately available funds. Hercules expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Hercules that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Registration Rights; Liquidated Damages

      The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of exchange notes or outstanding notes. See “— Additional Information.”

      Hercules, the Guarantors and the initial purchasers have entered into the registration rights agreement in connection with the issuance of the outstanding notes. Pursuant to the registration rights agreement, Hercules and the Guarantors have agreed to file with the SEC an Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, Hercules and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

      If:

(1) Hercules and the Guarantors are not

(a) required to file the Exchange Offer Registration Statement; or

(b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2) any holder of Transfer Restricted Securities notifies Hercules prior to the 20th day following consummation of the Exchange Offer that:

(a) it is prohibited by law or SEC policy from participating in the Exchange Offer; or

(b) it may not resell the exchange notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns outstanding notes acquired directly from Hercules or an affiliate of Hercules,

Hercules and the Guarantors will file with the SEC a Shelf Registration Statement to cover resales of the outstanding notes or exchange notes by the holders of the outstanding note or exchange notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

      Hercules and the Guarantors will use all commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

      For purposes of the preceding, “Transfer Restricted Securities” means each exchange note or outstanding note until:

(1) the date on which such outstanding note has been exchanged by a Person other than a broker-dealer for an exchange note in the Exchange Offer;

(2) following the exchange by a broker-dealer in the Exchange Offer of an outstanding note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

(3) the date on which such outstanding note or exchange note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such exchange note or outstanding note is distributed to the public pursuant to Rule 144 under the Securities Act.

      The registration rights agreement provides that:

(1) Hercules and the Guarantors will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the closing of the offering of the outstanding notes;

(2) Hercules and the Guarantors will use all commercially reasonable efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the closing of the offering;

(3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, Hercules and the Guarantors will

(a) commence the Exchange Offer; and

(b) use all commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, exchange notes in exchange for all outstanding notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, Hercules and the Guarantors will use all commercially reasonable efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

      If:

(1) Hercules and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”); or

(3) Hercules and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then Hercules and the Guarantors will pay Liquidated Damages to each holder of outstanding notes or exchange notes, as applicable, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of outstanding notes or exchange notes held by such holder.

      The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of outstanding notes or exchange notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of outstanding notes or exchange notes.

      All accrued Liquidated Damages will be paid by Hercules and the Guarantors on the next scheduled interest payment date to DTC or its nominee by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

      Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

      Holders of outstanding notes or exchange notes will be required to make certain representations to Hercules (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes or exchange notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify Hercules and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders of outstanding notes or exchange notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from Hercules.

Certain Definitions

      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Applicable Premium” means, with respect to any exchange note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the exchange note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the exchange note at April 15, 2009, (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the exchange note through April 15, 2009, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the exchange note, if greater.

      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Hercules and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests by any of Hercules’ Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among Hercules and its Subsidiaries;

(3) an issuance of Equity Interests by a Subsidiary to Hercules or to another Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents; and

(6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the exchange notes.

      “Asset Swap” means an exchange of assets by Hercules or one or more of its Restricted Subsidiaries for:

(1) one or more Permitted Businesses;

(2) a controlling interest in any Person whose assets consist primarily of one or more Permitted Businesses; and/or

(3) long-term assets that are used in a Permitted Business in a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code or any similar or successor provision to the Internal Revenue Code.

      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by Hercules and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

(2) 50% of the book value of all inventory (whether raw material, in-process finished product or other) owned by Hercules and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date; minus

(3) the aggregate amount of trade payables of Hercules and its Subsidiaries outstanding as of the end of the most recent fiscal quarter preceding such date to the extent that such amount is incurred to acquire inventory, all calculated on a consolidated basis and in accordance with GAAP.

      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      “Cash Equivalents” means:

(1) U.S. dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million or a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Hercules and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Hercules;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Hercules, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Hercules are not Continuing Directors.

      “Change of Control Offer” has the meaning assigned to that term in the indenture governing the exchange notes.

      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

      “Consolidated Lease Expense” means, with respect to any specified Person for any period, the aggregate rental obligations of the specified Person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP payable in respect of such period under leases of real and/or personal property (net of income from subleases of such properties, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of the specified Person and its Restricted Subsidiaries or in the notes thereto.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly-Owned Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4) the cumulative effect of a change in accounting principles will be excluded; and

(5) the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

      “Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

      “Consolidated Tangible Assets” means, as of any date of determination, the total assets, less goodwill, deferred financing costs and other intangibles (in each case net of accumulated amortization) shown on the balance sheet of Hercules and its Restricted Subsidiaries as of the most recent date for which such balance sheet is available, determined on a consolidated basis in accordance with GAAP.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Hercules who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      “Credit Agreement” means that certain Credit Agreement, dated April 8, 2004, by and among Hercules, the subsidiaries of the Hercules as may from time to time be borrowers and/or guarantors thereunder in accordance with the provisions thereof, the several banks and other financial institutions from time to time parties thereto, Credit Suisse First Boston, as administrative agent and collateral agent for the lenders, Wachovia Bank, National Association, as syndication agent, providing for term and revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      “Designated Senior Debt” means:

(1) any current or future Indebtedness under the Credit Facilities; and

(2) Hercules’ 11 1/8% Senior Notes due 2007.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the exchange notes and the outstanding notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Hercules to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Hercules may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Domestic Subsidiary” means any Restricted Subsidiary of Hercules that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Hercules.

      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      “Existing Indebtedness” means the Indebtedness of Hercules and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Hercules (other than Disqualified Stock) or to Hercules or a Restricted Subsidiary of Hercules, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      “Guarantors” means each of:

(1) the wholly-owned Domestic Subsidiaries of Hercules; and

(2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Hercules or any Subsidiary of Hercules sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Hercules such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Hercules, Hercules will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Hercules or any Subsidiary of Hercules of a Person that holds an Investment in a third Person will be deemed to be an Investment by Hercules or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      “Net Proceeds” means the aggregate cash proceeds received by Hercules or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt/ Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither Hercules nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Hercules or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Hercules or any of its Restricted Subsidiaries.

      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      “Permitted Business” means the research, development, distribution, manufacturing, sales and/or marketing of chemicals and/or related products, services and businesses.

      “Permitted Investments” means:

(1) any Investment in Hercules or in a Restricted Subsidiary of Hercules;

(2) any Investment in Cash Equivalents;

(3) any Investment by Hercules or any Subsidiary of Hercules in a Person, if as a result of such Investment:

(a) such Person becomes a Subsidiary of Hercules; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Hercules or a Subsidiary of Hercules that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Hercules;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Investments made after the original issuance of the outstanding notes in a Permitted Business in the form of joint ventures, operating agreements, partnership agreements or other similar or customary agreements, interests or arrangements with unaffiliated third parties, the aggregate outstanding amount of which does not exceed 5.0% of Consolidated Tangible Assets at any time;

(8) Hedging Obligations; and

(9) other Investments in any Person that is not also a Subsidiary of Hercules having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the indenture not to exceed $50.0 million.

      “Permitted Junior Securities” means:

(1) Equity Interests in Hercules or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the exchange notes and the outstanding notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

      “Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities that were permitted by clause (1) of the definition of “Permitted Debt” to be incurred;

(2) Liens in favor of Hercules or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Hercules or any Subsidiary of Hercules; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Hercules or the Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by Hercules or any Subsidiary of Hercules, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (4) and (11) of the second paragraph of the covenant entitled “ — Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens incurred in the ordinary course of business of Hercules or any Subsidiary of Hercules with respect to obligations that do not exceed $5.0 million at any one time outstanding; and

(10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

      “Permitted Refinancing Indebtedness” means any Indebtedness of Hercules or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Hercules or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the exchange notes and the outstanding notes, such Permitted

Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the exchange notes and the outstanding notes on terms at least as favorable to the holders of exchange notes and outstanding notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by Hercules or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      “Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of Hercules pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Hercules).

      “Qualified Proceeds” means cash, Cash Equivalents and the fair market value of other property, the fair market value of which will be determined by (A) for property valued at less than $5.0 million, the Board of Directors, which determination shall be evidenced by a resolution of the Board of Directors set forth in an officer’s certificate delivered to the trustee and (B) for property valued at $5.0 million or more, an accounting, appraisal or investment banking firm of national standing and evidenced by an opinion or appraisal issued by such accounting, appraisal or investment banking firm.

      “Restricted Investment” means an Investment other than a Permitted Investment.

      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      “Senior Debt” means:

(1) all current or future Indebtedness of Hercules or any Guarantor under Credit Facilities and all Hedging Obligations with respect thereto;

(2) Hercules’ 11 1/8% Senior Notes due 2007; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

      Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Hercules;

(2) any intercompany Indebtedness of Hercules or any of its Subsidiaries to Hercules or any of its Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the indenture; or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

      “Subsidiary Guarantee” means the Guarantee by each Guarantor of Hercules’ obligations under the indenture and the exchange notes and the outstanding notes, executed pursuant to the provisions of the indenture.

      “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 15, 2009; provided, however, that if the period from the redemption date to April 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

      “Unrestricted Subsidiary” means any Subsidiary of Hercules that is designated by the Board of Directors of Hercules as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of Hercules, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Hercules or any Restricted Subsidiary of Hercules unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Hercules or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Hercules;

(3) is a Person with respect to which neither Hercules nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Hercules or any of its Restricted Subsidiaries; and

(5) has at least one director on its Board of Directors that is not a director or executive officer of Hercules or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Hercules or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of Hercules as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Hercules giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Hercules as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Hercules will be in default of such covenant. The Board of

Directors of Hercules may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Hercules of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

      “Wholly-Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

      The following is a summary of the material United States federal income (and certain United States federal estate) tax consequences relating to the ownership and disposition of the exchange notes. This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal circumstances, the United States federal income tax consequences to certain types of holders subject to special treatment under the Internal Revenue Code of 1986 (the “Code”). This discussion does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or under United States federal estate or gift tax laws (except as specifically described below with respect to non-U.S. holders). In addition, this discussion does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules: holders subject to the alternative minimum tax; banks, insurance companies, or other financial institutions; foreign persons or entities (except to the extent specifically set forth below); tax-exempt organizations; dealers in securities or commodities; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; U.S. holders (defined below) whose “functional currency” is not the U.S. dollar; holders that hold the exchange notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or persons deemed to sell the exchange notes under the constructive sale provisions of the Code. In addition, this discussion is limited to persons who purchased outstanding notes for cash at original issuance and at their “issue price” within the meaning of Section 1273 of the Code (i.e. the first price at which a substantial amount of outstanding notes were sold to the public for cash). The discussion assumes that the exchange notes will be held as “capital assets” within the meaning of Section 1221 of the Code.

      This discussion is based upon provisions of the Code, the Treasury Regulations, and judicial and administrative interpretations of the Code and the Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the “Service”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Service with respect to the United States federal income tax consequences of purchasing the outstanding notes or exchange notes or holding the exchange notes. As used herein, a “U.S. holder” means a beneficial owner of exchange notes that is a citizen or resident (within the meaning of Section 7701(b) of the Code) of the United States, a corporation (including a noncorporate entity taxable as a corporation) formed under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code. If an entity treated as a partnership for Federal income tax purposes holds exchange notes, the tax treatment of a partner depends upon the status of the partner and the activities of the partnership. A “non-U.S. holder” is any beneficial owner of exchange notes other than a U.S. holder or a partnership. Holders of outstanding notes are urged to consult their own tax advisors to determine the particular tax consequences of their ownership and disposition of the exchange notes under federal and applicable state, local and foreign tax laws.

Exchange Offer

      The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for United States federal income tax purposes because, under United States Treasury regulations, the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. As a result, the holders of outstanding notes (1) will not recognize taxable gain or loss upon the exchange of outstanding notes for exchange notes and (2) will have the same tax basis and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

Tax Treatment of the Ownership and Disposition of Exchange Notes

Stated Interest and Original Issue Discount on the Exchange Notes

      The outstanding notes were not issued with original issue discount. As a result, we anticipate that a U.S. holder will not be subject to tax on original issue discount but instead will be subject to tax only on stated interest on the exchange notes.

Sale, Exchange or Retirement of the Exchange Notes

      A U.S. holder generally will recognize gain or loss on the sale, exchange or retirement of an exchange note equal to the difference between the amount realized on the sale, exchange or retirement of the exchange note and the U.S. holder’s adjusted tax basis for the exchange note. A U.S. holder’s adjusted tax basis for an exchange note generally is equal to the holder’s purchase price for the outstanding note or exchange note, increased by original issue discount (if any) the holder previously accrued on the outstanding note or exchange note and reduced by the amount of any principal payments previously made. Any gain or loss recognized on the sale, exchange or retirement of exchange notes will generally be long-term capital gain or loss if the U.S. holder has held the exchange notes as capital assets for more than one year, other than amounts attributable to accrued interest.

Backup Withholding and Information Reporting

      Backup withholding tax (presently imposed at a rate of 28%) and certain information reporting requirements apply to certain payments of principal and interest and to the proceeds of sales made by certain holders of exchange notes.

      In the case of a noncorporate U.S. holder, information reporting requirements will apply to payments of principal or interest made by our paying agent on an exchange note. The payor will be required to impose backup withholding tax if:

•	a holder fails to furnish its Taxpayer Identification Number (“TIN”) (which, for an individual, is the individual’s Social Security Number) to the payor in the manner required;

•	a holder furnishes an incorrect TIN and the payor is so notified by the Service;

•	the payor is notified by the Service that such holder has failed to properly report payments of interest or dividends; or

•	under certain circumstances, a holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and is not subject to backup withholding for failure to report interest or dividend payments.

      Backup withholding and information reporting do not apply with respect to payments made to certain exempt recipients, including corporations. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax, and may entitle such holder to a refund, provided that the required information is furnished timely to the Service.

Non-U.S. Holders

      The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the exchange notes by non-U.S. holders.

Withholding Tax on Payments of Interest on Exchange Notes

      The payment of interest on exchange notes to a non-U.S. holder will not be subject to 30% U.S. federal withholding tax if:

•	such interest is not effectively connected with an office or other fixed place of business in the U.S.;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a controlled foreign corporation that is related to us within the meaning of the Code; and

•	either the beneficial owner of the exchange notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on IRS Form W-8 (or a suitable substitute form), or a securities clearing organization, bank or other qualified financial institution that holds the exchange notes and holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) certifies under penalties of perjury that such an IRS Form W-8 (or suitable substitute form) has been received from the beneficial owner by it or by an intermediary Financial Institution and furnishes the payor with a copy thereof.

      Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

      If a non-U.S. holder does not satisfy the requirements described above, the holder will be subject to the 30% United States federal withholding tax with respect to payments of interest on the exchange notes, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business.

      If a non-U.S. holder is engaged in a trade or business in the United States and interest on an exchange note is effectively connected with the conduct of that trade or business, the holder will be subject to United States federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the holder were a United States person as defined under the Code. In addition, if the non-U.S. holder is a foreign corporation, the holder may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in the holder’s earnings and profits.

Gain on Disposition of the Exchange Notes

      A non-U.S. holder generally will not be subject to U.S. federal income tax on gain or income realized on the sale, exchange or redemption of exchange notes, unless in the case of an individual non-U.S. holder:

•	such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and certain other conditions are satisfied;

•	the gain is effectively connected with the conduct of a United States trade or business by the non-U.S. holder; or

•	is subject to Code provisions applicable to certain United States expatriates.

      If a non-U.S. holder’s gain is effectively connected with the conduct or a trade or business in the United States, the holder generally will be subject to United States federal income tax on the net gain derived from the sale, and if the holder is a corporation, then any such effectively connected gain received by the holder also, under certain circumstances, may be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and satisfies certain other conditions, the holder will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses if the holder is not considered a resident of the United States. Such non-U.S. holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the exchange notes.

U.S. Federal Estate Tax

      An exchange note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if any payment to such individual on the exchange notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above, without regard to the certification requirements described above and, at the time of the individual’s death, payments with respect to such exchange note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

Information Reporting and Backup Withholding

      Payments on the exchange notes to certain non-corporate holders generally will be subject to information reporting and possibly to “backup withholding,” presently at a rate of 28%. Information reporting and backup withholding will not apply, however, to payments made on an exchange note if the certification described under “Non-U.S. Holders — Withholding Tax on Payments of Interest on Exchange Notes” above is received, provided in each case that the payor does not have actual knowledge that the holder is a U.S. holder. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax, and may entitle such holder to a refund, provided that the required information is furnished timely to the Service.

ERISA CONSIDERATIONS

      The following is a summary of certain considerations associated with the acquisition of the exchange notes by employee benefit plans that are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), that should be considered when using plan assets to acquire the exchange notes. The following is merely a summary of those issues, however, and should not be construed as legal advice or as complete in any respect. We urge you to consult your own legal advisers before investing plan assets in the exchange notes and to make your own independent decision.

      ERISA and the Code impose certain requirements on employee benefit plans, and certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and any entity that, under the Department of Labor’s plan asset regulation, is deemed to hold the assets of any such plan, account or annuity (such as a bank collective investment fund, an insurance company general or separate account and certain other commingled funds) (collectively, “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of the assets of any Plan (“Plan Assets”). Generally, a person who exercises discretionary authority or control with respect to Plan Assets will be considered a fiduciary of the Plan under ERISA. Before investing in the exchange notes, a Plan fiduciary or other Plan investor should determine whether such investment and the holding of exchange notes is permitted under the Plan document and the instruments governing the Plan and is appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the exchange notes.

      In addition, ERISA and the Code prohibit a wide range of transactions between Plans and persons who have certain specified relationships to those Plans. These persons are referred to as “parties in interest” under ERISA and “disqualified persons” under the Code and we refer to them collectively herein as “Parties in Interest.” Parties in Interest that participate in a prohibited transaction and the fiduciaries that allow them may be subject to a penalty imposed under ERISA and/or an excise tax imposed pursuant to Section 4975 of the Code, unless a statutory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Section 4975 of the Code. Thus, a Plan fiduciary or other Plan investor considering an investment in the exchange notes should also consider whether such investment might constitute or give rise to a prohibited transaction under ERISA or the Code for which no statutory or administrative exemption (as discussed below) is available.

      The acquisition of exchange notes by a Plan could result in a prohibited transaction if we or any of our affiliates is a Party in Interest with respect to the Plan at the time of the acquisition. The holding of the exchange notes by a Plan could result in a prohibited transaction if we or any of our affiliates is a Party in Interest with respect to the Plan during the holding of the exchange notes. The subsequent sale of the exchange notes by a Plan could result in a prohibited transaction if the purchaser or an affiliate is a Party in Interest with respect to the Plan.

      A transaction would be treated as exempt from some of the prohibited transaction rules of ERISA and the Code if the exchange notes were acquired, held or disposed of pursuant to and in accordance with one or more statutory or administrative exemptions. Among the administrative exemptions (each, a “Prohibited Transaction Class Exemption,” or “PTCE”) are PTCE 75-1 (an exemption for certain transactions involving employee benefit plans and registered broker dealers, such as the initial purchasers, reporting dealers and banks), PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts) and PTC 96-23 (an exemption for certain transactions determined by a qualified in-house asset manager). Certain of the exemptions, however, do not afford relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Section 4975(c)(1)(E)-(F) of the Code. In addition, there can be no assurance that any of these administrative exemptions will be available with respect to any particular transaction involving the exchange notes. Thus, a Plan fiduciary considering an investment in the exchange notes should consider whether the acquisition, the continued holding or the ultimate disposition of the exchange notes might constitute or give rise to a nonexempt prohibited transaction.

      Governmental plans (as defined in section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions or the prohibited transactions provisions of ERISA or the Code, may nevertheless be subject to state, local or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Furthermore, any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code is subject to the prohibited transaction rules set forth in Section 503 of the Code.

      Based on the reasoning of the United States Supreme Court in John Hancock Mutual Life Ins. Co. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g. through the purchase of an annuity contract), and the insurance company might be treated as a fiduciary of and a Party in Interest with respect to a Plan by virtue of such investment. Any purchaser that is an insurance company using the assets of an insurance company general account should consider the implications of Section 401(c) of ERISA, as interpreted by final regulations issued by the Department of Labor effective as of January 5, 2000 (the “General Account Regulations”) that provide a safe harbor for certain insurance policies issued on or before December 31, 1998 to employee benefit plans that are supported by an insurer’s general account. As a result of the General Account Regulations, effective as of July 5, 2001, assets of an insurance company’s general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions.

      Each person who acquires or accepts exchange notes will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no plan assets have been used to acquire such exchange notes; or (ii) the acquisition and holding of such exchange notes are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more Prohibited Transaction Class Exemptions or do not constitute a prohibited transaction under ERISA and the Code.

      Due to the complexity of these rules and the penalties that may be imposed upon fiduciaries and Parties in Interest in non-exempt prohibited transactions, it is particularly important that a Plan fiduciary (and each fiduciary of a governmental or church plan subject to rules similar to those imposed on plans subject to ERISA) and other persons considering purchasing exchange notes on behalf of, or with Plan Assets of, any Plan consult their tax and/or legal advisers regarding the availability, if any, of exemptive relief from any potential prohibited transaction and other fiduciary issues and potential consequences related to the acquisition of exchange notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding securities where such outstanding securities were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters in connection with the validity of the exchange notes and the guarantees and certain other legal matters will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania.

EXPERTS

      The consolidated financial statements of Hercules Incorporated as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 and the financial statement schedule incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$250,000,000 Aggregate Principal Amount of

6 3/4% Senior Subordinated Notes Due 2029

and the Guarantees thereof

Offer to Exchange

September 21, 2004